Exhibit 99

January 31, 2008

HELMERICH & PAYNE, INC. ANNOUNCES NEW BUILD ORDERS AND

FIRST QUARTER EARNINGS

Helmerich & Payne, Inc. reported net income of $107,830,000 ($1.02 per diluted share) from operating revenues of $456,663,000 for its first fiscal quarter ended December 31, 2007, compared with net income of $110,786,000 ($1.06 per diluted share) from operating revenues of $386,399,000 during last year’s first fiscal quarter ended December 31, 2006.  Included in this year’s first quarter net income are after-tax gains from insurance proceeds and the sale of drilling equipment of $3,614,000 ($.03 per diluted share).  Last year’s first quarter net income included $16,490,000 ($.16 per diluted share) of gains from the sale of portfolio securities and drilling equipment.

The Company’s operating income for the quarter reached a new record level.  The continued growth was driven by the Company’s U.S. land segment, where revenue days and average daily rig revenue and margins were up again sequentially.  Strong results in the U.S. land segment more than offset operating income reductions in the Company’s offshore and international land segments.

Helmerich & Payne, Inc. also announced today that it has plans to construct eleven additional FlexRigs®* to operate under long-term contracts for three exploration and production companies.  The Company has signed three-year term contracts to operate four new FlexRigs in the U.S., and has also signed letters of intent to operate the remaining seven new FlexRigs in Latin American locations.

The four new FlexRigs to operate in the U.S. are scheduled to be deployed in the Barnett Shale during this year’s third fiscal quarter.  Two of these new land rigs will be working for Quicksilver Resources Inc. and two for Carrizo Oil & Gas Inc.   The seven new international FlexRigs are scheduled to be completed and mobilized at the rate of one per month beginning in the fourth fiscal quarter of 2008.  The Company expects to finalize contracts for these seven new international rigs with the customer within the next thirty days.  Five of the seven rigs are expected to operate under five-year term contracts and the remaining two under three-year term contracts.

The four new FlexRig commitments in the U.S. and the seven international FlexRigs subject to letters of intent bring to 94 the total number of long-term new build orders announced since March 2005.  Similar to the previously announced new build contracts, the Company projects attractive returns on the investment required for these new operations.  Of the 94 new FlexRigs, 80 have already been completed bringing the current number of FlexRigs in the Company’s fleet to 129.  Including all 94 new build orders, FlexRigs are expected to represent almost 70% of the Company’s global land fleet by the end of calendar 2008.

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News Release

January 31, 2008

Company President and C.E.O. Hans Helmerich commented, “We are pleased with the Company’s steady progress in this softer and uncertain market. While spot market dayrates remain under pressure, we continue to receive interest in newly constructed FlexRigs as reports of their performance in the field prove their value to our customers.  We’re proud of the accomplishments of our people throughout the Company who have helped manage the significant growth we’ve experienced over the past two years. We believe this organizational strength uniquely positions us to capture additional market share opportunities in an industry that continues to retool in pursuit of further efficiencies in both domestic and international markets.”

Segment operating income for U.S. land operations was $143,841,000 for this year’s first quarter, compared with $118,408,000 for last year’s first quarter and $124,191,000 for last year’s fourth quarter.  As the Company deployed more newly constructed rigs, revenue days increased by 614 days, or 4.6% from the fourth fiscal quarter of 2007 to the first fiscal quarter of 2008.  Additionally, rig margins per day rose by $890 (7.3%), from $12,221 during the fourth quarter of fiscal 2007, to $13,111 during the first quarter of fiscal 2008.  The sequential margin improvement was a result of an increase in average rig revenue per day of $340 and a reduction in average rig expense per day of $550.  U.S. land rig utilization was 95% in both the first quarter of 2008 and fourth quarter of 2007, compared with 98% during last year’s first quarter.

Segment operating income for the Company’s offshore operations was $4,114,000 for this year’s first quarter, compared with $7,380,000 for last year’s first quarter and $6,343,000 for last year’s fourth quarter.  Rig utilization in the offshore segment decreased sequentially from 59% to 56% during the quarter ending December 31, 2007, and is expected to slightly increase during the current second fiscal quarter.  Five of nine platform rigs in the Company’s offshore segment are currently active and three additional platform rigs are being mobilized and are expected to be active within the next few months.  As a result, the Company expects offshore segment operating income to be flat from the first to the second fiscal quarter, but increase during the third quarter.  The ninth rig is currently undergoing capital improvement and is expected to return to work with a contract in the second quarter of fiscal 2009.

Segment operating income for the Company’s international land operations was $21,156,000 for this year’s first quarter, compared with $24,074,000 for last year’s first quarter and $32,358,000 for last year’s fourth quarter.   Although this year’s first quarter rig activity was relatively flat compared to the previous quarter, average revenue per rig day was down by $3,325.  Much of the sequential revenue decline was attributable to a non-recurring early-termination fee earned during the fourth quarter of 2007 that favorably impacted revenue per day by approximately $3,000 during that quarter.  This year’s first quarter average daily rig operating cost rose by $2,103 per rig day, compared to last year’s fourth quarter, primarily as a result of increases in labor and supply costs in Venezuela, and high well-to-well moving activity in Argentina.  Average international rig utilization remained flat at 81% during the first quarter ending December 31, 2007, and is now expected to decline by approximately 10% during the second fiscal quarter.  As a result, it is anticipated that second quarter international land segment operating income will be slightly down from the first quarter.

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News Release

January 31, 2008

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of January 31, 2008, the Company’s existing fleet included 167 U.S. land rigs, 27 international land rigs and nine offshore platform rigs.

Helmerich & Payne, Inc.’s conference call/webcast is scheduled to begin this morning at 11:00 a.m. ET (10:00 a.m. CT) and can be accessed at http://www.hpinc.com under Investors.  If you are unable to participate during the live webcast, the call will be archived for a year on H&P’s website indicated above.

Statements in this release and information disclosed in the conference call and webcast that are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 are based on current expectations and assumptions that are subject to risks and uncertainties. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Results of Operations and Financial Condition” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:  Juan Pablo Tardio

(918) 588-5383

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News Release

January 31, 2008

HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	Three Months Ended
	September 30	December 31
CONSOLIDATED STATEMENTS OF INCOME	2007	2007	2006

Operating revenues:
Drilling – U.S. Land	$332,397	$347,644	$269,900
Drilling – Offshore	29,065	27,281	35,754
Drilling - International	85,130	78,602	77,846
Real Estate	2,857	3,136	2,899
	449,449	456,663	386,399

Operating costs and expenses:
Operating costs	234,306	235,795	199,467
Depreciation	44,814	43,984	30,151
General and administrative	11,900	13,903	10,613
Gain from involuntary conversion of long-lived assets	(5,591)	(4,810)	—
Income from asset sales	(2,689)	(842)	(486)
	282,740	288,030	239,745

Operating income	166,709	168,633	146,654

Other income (expense):
Interest and dividend income	994	1,115	1,244
Interest expense	(4,034)	(4,831)	(919)
Gain on sale of investment securities	13,646	130	26,337
Other	(1,782)	(616)	64
	8,824	(4,202)	26,726

Income before income taxes and equity in income of affiliates	175,533	164,431	173,380

Income tax provision	62,588	60,146	64,098

Equity in income of affiliates net of income taxes	3,465	3,545	1,504
NET INCOME	$116,410	$107,830	$110,786

Earnings per common share:
Basic	$1.13	$1.04	$1.07
Diluted	$1.10	$1.02	$1.06

Average common shares outstanding:
Basic	103,475	103,509	103,312
Diluted	105,498	105,615	104,776

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News Release

January 31, 2008

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

CONSOLIDATED CONDENSED BALANCE SHEETS	12/31/07	9/30/07

ASSETS
Cash and cash equivalents	$97,507	$89,215
Other current assets	443,775	409,749
Total current assets	541,282	498,964
Investments	222,971	223,360
Net property, plant, and equipment	2,283,982	2,152,616
Other assets	10,554	10,429
TOTAL ASSETS	$3,058,789	$2,885,369

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	231,199	$226,612
Total noncurrent liabilities	428,571	398,241
Long-term notes payable	485,000	445,000
Total shareholders’ equity	1,914,019	1,815,516

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,058,789	$2,885,369

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News Release

January 31, 2008

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	Three Months Ended
	December 31
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS	2007	2006

OPERATING ACTIVITIES:
Net income	$107,830	$110,786
Depreciation	43,984	30,151
Changes in assets and liabilities	(32,292)	24,157
Gain from involuntary conversion of long-lived assets	(4,810)	—
Gain on sale of assets and investment securities	(842)	(26,685)
Other	(2,979)	(591)
Net cash provided by operating activities	110,891	137,818

INVESTING ACTIVITIES:
Capital expenditures	(149,844)	(187,484)
Insurance proceeds from involuntary conversion of long-lived assets	8,500	—
Proceeds from sale of assets and investments	1,386	85,616
Net cash used in investing activities	(139,958)	(101,868)

FINANCING ACTIVITIES:
Dividends paid	(4,668)	(4,655)
Repurchase of common stock	—	(17,621)
Net decrease in bank overdraft	—	(14,943)
Proceeds from exercise of stock options	1,365	471
Net proceeds from short-term notes and long-term debt	40,000	40,000
Excess tax benefit from stock-based compensation	662	33
Net cash provided by financing activities	37,359	3,285

Net increase in cash and cash equivalents	8,292	39,235
Cash and cash equivalents, beginning of period	89,215	33,853
Cash and cash equivalents, end of period	$97,507	$73,088

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News Release

January 31, 2008

SEGMENT REPORTING

	Three Months Ended
	September 30,	December 31,
	2007	2007	2006
	(in thousands except days and per day amounts)
U.S. LAND OPERATIONS
Revenues	$332,397	$347,644	$269,900
Direct operating expenses	170,311	165,565	127,357
General and administrative expense	3,796	4,394	3,452
Depreciation	34,099	33,844	20,683
Segment operating income	$124,191	$143,841	$118,408

Revenue days	13,263	13,877	10,548
Average rig revenue per day	$23,666	$24,006	$24,231
Average rig expense per day	$11,445	$10,895	$10,717
Average rig margin per day	$12,221	$13,111	$13,514
Rig utilization	95%	95%	98%

OFFSHORE OPERATIONS
Revenues	$29,065	$27,281	$35,754
Direct operating expenses	18,961	19,211	24,138
General and administrative expense	959	1,098	1,458
Depreciation	2,802	2,858	2,778
Segment operating income	$6,343	$4,114	$7,380

Revenue days	485	460	588
Average rig revenue per day	$39,160	$41,833	$38,824
Average rig expense per day	$20,347	$27,160	$23,901
Average rig margin per day	$18,813	$14,673	$14,923
Rig utilization	59%	56%	71%

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News Release

January 31, 2008

SEGMENT REPORTING

	Three Months Ended
	September 30,	December 31,
	2007	2007	2006
	(in thousands except days and per day amounts)
INTERNATIONAL LAND OPERATIONS
Revenues	$85,130	$78,602	$77,846
Direct operating expenses	45,556	50,782	47,660
General and administrative expense	972	938	563
Depreciation	6,244	5,726	5,549
Segment operating income	$32,358	$21,156	$24,074

Revenue days	2,023	1,981	2,366
Average rig revenue per day	$37,847	$34,522	$27,690
Average rig expense per day	$18,250	$20,353	$14,878
Average rig margin per day	$19,597	$14,169	$12,812
Rig utilization	81%	81%	96%

Operating statistics exclude the effects of offshore platform management contracts, gains and losses from translation of foreign currency transactions, and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

A management contract for a customer-owned platform rig working in an international location was moved from the International segment to the Offshore segment in the fourth quarter of fiscal 2007. The amounts for Offshore and International land segments for the three months ended December 31, 2006 have been restated to reflect this change.

Reimbursed amounts were as follows:

U.S. Land Operations	$18,514	$14,277	$14,309
Offshore Operations	$3,145	$2,862	$3,704
International Land Operations	$8,563	$10,213	$12,156

REAL ESTATE
Revenues	$2,857	$3,136	$2,899
Direct operating expenses	910	985	843
Depreciation	653	627	589
Segment operating income	$1,294	$1,524	$1,467

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News Release

January 31, 2008

Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales and other corporate income and expense. The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles operating income per the information above to income before income taxes and equity in income of affiliates as reported on the Consolidated Statements of Income (in thousands).

	Three Months Ended
	September 30,	December 31,
	2007	2007	2006
Operating income
U.S. Land	$124,191	$143,841	$118,408
Offshore	6,343	4,114	7,380
International Land	32,358	21,156	24,074
Real Estate	1,294	1,524	1,467
Segment operating income	$164,186	$170,635	$151,329
Corporate general & administrative	(6,173)	(7,473)	(5,140)
Other depreciation	(1,016)	(929)	(552)
Inter-segment elimination	1,432	748	531
Gain from involuntary conversion of long-lived assets	5,591	4,810	—
Income from asset sales	2,689	842	486
Operating income	$166,709	$168,633	$146,654

Other income (expense):
Interest and dividend income	994	1,115	1,244
Interest expense	(4,034)	(4,831)	(919)
Gain on sale of investment securities	13,646	130	26,337
Other	(1,782)	(616)	64
Total other income (expense)	8,824	(4,202)	26,726

Income before income taxes and equity in income of affiliates	$175,533	$164,431	$173,380

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